Exhibit 77(q)(1)(a)

                             ARTICLES SUPPLEMENTARY

                          PILGRIM ADVISORY FUNDS, INC.


     Pilgrim Advisory Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of Common Stock, $0.01 par value per share, with an aggregate par value of ten million dollars ($10,000,000), which have been previously classified as follows: one hundred twenty-six million (126,000,000) shares of authorized but unissued Pilgrim MidCap Value Fund series Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim MidCap Value Fund series Class A Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim MidCap Value Fund series Class B Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim MidCap Value Fund series Class C Common Stock, fourteen million (14,000,000) of which are allocated as Pilgrim MidCap Value Fund series Class M Common Stock and twenty-eight million (28,000,000) of which are allocated as Pilgrim MidCap Value Fund series Class Q Common Stock; one hundred twenty-six million (126,000,000) shares of authorized but unissued Pilgrim LargeCap Leaders Fund series Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim LargeCap Leaders Fund series Class A Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim LargeCap Leaders Fund series Class B Common Stock, twenty-eight million (28,000,000) of which are allocated as Pilgrim LargeCap Leaders Fund series Class C Common Stock, fourteen million (14,000,000) of which are allocated as Pilgrim LargeCap Leaders Fund series Class M Common Stock and twenty-eight million (28,000,000) of which are allocated as Pilgrim LargeCap Leaders Fund series Class Q Common Stock; sixty million (60,000,000) shares of authorized but unissued Pilgrim Asia-Pacific Equity Fund series Common Stock, twenty-four million (24,000,000) of which are allocated as Pilgrim Asia-Pacific Equity Fund series Class A Common Stock, twenty-four million (24,000,000) of which are allocated as Pilgrim Asia-Pacific Equity Fund series Class B Common Stock, and twelve million (12,000,000) of which are allocated as Pilgrim Asia-Pacific Equity Fund series Class M Common Stock; seventy million (70,000,000) shares of authorized but unissued Pilgrim Strategic Income Fund series Common Stock, thirty-five million (35,000,000) shares of which are allocated as Pilgrim Strategic Income Fund series Class A Common Stock, and thirty-five million (35,000,000) shares of which are allocated as Pilgrim Strategic Income Fund series Class B Common Stock; and six hundred eighteen million (618,000,000) shares of Common Stock without further classification or designation. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND: The Board of Directors hereby classifies and designates forty-eight million (48,000,000) shares of Common Stock previously unclassified as follows: twenty-four million (24,000,000) shares of Common Stock as authorized but unissued Pilgrim Asia-Pacific Equity Fund series Class C Common Stock and twenty-four million (24,000,000) shares of Common Stock as authorized but unissued Pilgrim Asia-Pacific Equity Fund series Class Q Common Stock. The Board of Directors hereby reclassifies and redesignates one hundred twenty-six million (126,000,000) shares of authorized but unissued Pilgrim MidCap Value Fund series Common Stock as unclassified Common Stock. The Board of Directors hereby reclassifies and redesignates one hundred twenty-six million (126,000,000) shares of authorized but unissued Pilgrim LargeCap Leaders Fund series Common Stock as unclassified Common Stock.

     THIRD: The shares of Pilgrim Asia-Pacific Equity Fund Class C Common Stock and Pilgrim Asia-Pacific Equity Fund Class Q Common Stock classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as currently set forth in Article FIFTH of the charter of the Corporation and those set forth as follows:

          (a) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the registration statement of the respective Fund, current as of the time such shares are issued, shares of Pilgrim Asia-Pacific Equity Fund Class C and Pilgrim Asia-Pacific Equity Fund Class Q Common Stock of such Fund may be automatically converted into shares of another class of capital stock of the respective Fund based on the relative net asset value of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) and reflected in such current registration statement relating to the respective Fund as aforesaid.

     FOURTH: The Board of Directors of the Corporation has classified and designated the shares described above pursuant to authority contained in the Corporation's charter.

     The undersigned Executive Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, Pilgrim Advisory Funds, Inc. has caused these Articles Supplementary to be signed and filed in its name and on its behalf by its Senior Vice President, and witnessed by its Secretary on ________.


                                        PILGRIM ADVISORY FUNDS, INC.



                                        By:
                                           -------------------------------------
                                           Michael J. Roland
                                           Senior Vice President


ATTEST:


-------------------------------------
Kimberly A. Anderson
Vice President & Secretary